Exhibit 99

                 Standard Parking Corporation Reports
     Strong Second Quarter Results; Raises Current Year Guidance


    CHICAGO--(BUSINESS WIRE)--Aug. 10, 2005--Standard Parking
Corporation (NASDAQ:STAN), one of the nation's largest providers of parking management services, today announced its results for the second quarter and first half of 2005.

    Second Quarter Highlights

    --  Revenue growth drives 9% increase in gross profit

    -- Operating income increases by 17% over 2004, with 2004 adjusted for pre-IPO management fees and stock compensation charge

    --  EPS of $0.40 per diluted share

    --  EPS pro forma for income taxes of $0.29 per diluted share

    --  Free cash flow of $2.8 million

    --  Repurchased 76,742 shares of common stock for $1.3 million

    2005 Guidance Increased

    --  EPS expectation of $1.40 - $1.50 (an increase of $0.05)

    -- EPS expectation, pro forma for income taxes, of $1.02 - $1.12 (an increase of $0.02)

    -- Free cash flow of $17 million or higher (an increase of $2 million)

    James A. Wilhelm, President and Chief Executive Officer, said, "This earnings announcement marks the end of our fourth full quarter as a public equity company. We are pleased that we have been able to deliver results that meet our high internal standards, with operating performance that is at or above expectations throughout the Company.
    "As we said at the end of the first quarter, ours is a somewhat seasonal business with momentum picking up during the year. Our second quarter performance highlights this phenomenon. We are particularly pleased this quarter with the strong performance of our lower-risk management contract portfolio where gross profit increased by more than 9%."

    Second Quarter Operating Results

    Gross profit for the second quarter increased by almost 9% to $17.5 million from $16.1 million a year ago. This increase was attributable to continued improvement in performance by locations open for more than one year ("same locations"). General and administrative expenses were up 6% for the quarter over last year, reflecting the expected additional costs of being a public equity company, which Standard Parking did not incur last year until its June 2004 IPO. Compared to the 2005 first quarter, however, general and administrative expenses were flat.
    Operating income for the quarter reflects a strong performance, increasing by 17% to $6.8 million after adjusting the 2004 financials for management fees to the former parent that were discontinued at the time of the IPO and an IPO-related non-cash stock option compensation expense.
    Net of the change in cash, free cash flow of $2.0 million was generated during the quarter. Of that amount, the Company used $1.3 million to purchase shares under the terms approved by the Board of Directors in early March of this year, and used the remaining $0.7 million to pay down debt. The debt reduction, along with the impact of 2004's IPO and refinancing of the Company's senior credit agreement, resulted in a $1.7 million reduction in interest expense from $4.2 million in last year's second quarter to $2.5 million for the second quarter of 2005.
    Net income for the quarter was $4.3 million, or $0.40 per diluted share, versus a loss of $0.8 million a year ago. Last year's reported loss included $3.0 million of accrued dividends on preferred stock issues that have since been retired, as well as a net gain on extinguishment of debt of $3.9 million related to the Company's June 2004 IPO. On a pro forma basis, the statutory tax rate of 39% has been reduced to 30% based on the Company's assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years. Net income for the quarter, as adjusted for the pro forma effect of income taxes, was $3.1 million, or $0.29 per diluted share. Due primarily to the continued utilization of operating loss carry-forwards, the cash tax rate for federal and state income taxes is expected to be under 5% for 2005.
    Total parking services revenue for the quarter, excluding reimbursement of management contract expense, was up by 6% to $62.5 million from $58.7 million a year ago, led by 8% growth in management contract revenue. Reimbursement of management contract expense is excluded because its timing and amount fluctuate substantially for reasons unrelated to the Company's parking services revenue and because it has no impact on gross profit.

    Recent Developments

    The operating results at Bradley International Airport continue to improve significantly. During the second quarter of this year, the Company received reimbursements of deficiency payments totaling nearly $0.6 million. For the first six months of 2005, the Company has received net repayments of $80,000 compared with $1.4 million of deficiency payments made during the first six months of 2004. The Company expects to receive additional repayments in the future.
    New business activity remained strong during the second quarter with significant new contract wins reported across the country, particularly in the airport and university/hospital markets. Second quarter contract awards and developments include:

    -- Award of a three-year contract to manage parking operations at the Cincinnati/Northern Kentucky International Airport that includes over 16,000 parking spaces.

    -- Commencement in June of skycap service at Rapid City Regional Airport, representing the Company's entry into the skycap / wheelchair assist arena.

    -- Award of a contract to operate Valley International Airport in Harlingen, Texas, the Rio Grande Valley's leading airport.

    -- Award of two new contracts to operate off-airport "Park Air Express" parking and shuttle operations serving the Dallas/Fort Worth International Airport in Texas and the
        Burbank Airport in California.

    -- Parking management and enforcement contract award by Boston University, encompassing 21 parking facilities and 3,800 spaces.

    --  Contract award for George Mason University, encompassing
        12,000 total spaces in two garages, up to 15 surface lots, and parking meters. The contract was won from a 10-year incumbent operator through a competitive bid process.

    -- Contract award for Foothills Hospital in Calgary, Alberta, which serves more than half a million patients each year with a parking operation encompassing over 1,500 spaces.

    -- Google valet parking operation award, to provide valet assistance for overflow parking at Google's California corporate headquarters with over 3,000 parking spaces. The Company currently operates Google's East Bay employee shuttles.

    -- Contract award for the Bank of America Plaza in Dallas, Texas, containing the tallest building in downtown Dallas. The contract includes the operation of two garages and three surface lots totaling over 1,750 spaces.

    -- Contract to direct traffic for the Lakewood Church in Houston, Texas, the largest church in the United States, which had 57,000 people attend services on opening weekend.

    Mr. Wilhelm observed, "While we are seeing an increase in new business activity across the board, we have been especially successful in winning new contracts in the university and hospital markets, where the property owners are increasingly interested in outsourcing the operation of their parking facilities. We see continued growth opportunities in these venues as well as in local municipalities, which are also beginning to pursue outsourcing of their varied parking operations."

    Year-to-Date Results

    Gross profit for the first six months of 2005 increased by more than 6% to $33.5 million as compared with $31.6 million for the same period last year, due to solid growth in same location profit from both lease and management locations. Top line revenue, excluding reimbursed management contract expenses, also increased year over year by over 7% from $115 million to $123 million. As of June 30, 2005, the Company operated 1,904 locations, an increase of 16 locations since the end of 2004. General and administrative expenses for the first six months of 2005 increased by almost 7% over the same period last year due to additional costs of being a public company such as expenses incurred with meeting the compliance requirements of Sarbanes-Oxley.
    Commenting on the Company's first-half performance, Mr. Wilhelm said, "I am pleased that our strong overall business performance during the first half of this year, coupled with the EPS benefit derived from the stock repurchases that we completed in that six-month period, enable us to increase our earnings guidance."

    Financial Outlook

    Based on the year-to-date results, the Company is increasing its net earnings guidance for the 2005 year to $1.40 - $1.50 per diluted share and $1.02 - $1.12 per diluted share, pro forma for income taxes. The Company's expectation for free cash flow also has increased to $17 million or higher for the year.
    For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company's assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years. The Company's reported tax rates are expected to be substantially less than the statutory rates, due to the ability to offset future earnings against net operating loss carry-forwards. In addition, the Company's tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets. The timing of the recognition of these tax benefits may result in significant fluctuations in reported GAAP results.

    Conference Call

    The Company's quarterly earnings conference call will be held at 9:00 am (CDT) on Thursday, August 11, 2005 and is available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

    Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 1,900 parking facilities, containing over one million parking spaces in close to 300 cities across the United States and Canada. In addition, the Company manages parking-related and shuttle bus operations serving more than 60 airports.
    More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's 2004 annual report filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

    DISCLOSURE NOTICE: The information contained in this document is as of August 10, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.
    This document and the attachments contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: an increase in owner-operated parking facilities; changes in patterns of air travel or automobile usage, including effects of changes in gas and airplane fuel prices, effects of weather on travel and transportation patterns or other events affecting local, national and international economic conditions; implementation of the Company's operating and growth strategy, including possible strategic acquisitions; the loss, or renewal on less favorable terms, of management contracts and leases; player strikes or other events affecting major league sports; changes in general economic and business conditions or demographic trends; ongoing integration of past and future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; changes in current pricing; development of new, competitive parking-related services; changes in federal and state regulations including those affecting airports, parking lots at airports and automobile use; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; the Company's ability to renew the Company's insurance policies on acceptable terms, the extent to which the Company's clients purchase insurance through us and the Company's ability to successfully manage self-insured losses; the Company's ability to form and maintain relationships with large real estate owners, managers and developers; the Company's ability to provide performance bonds on acceptable terms to guarantee the Company's performance under certain contracts; the loss of key employees; the Company's ability to develop, deploy and utilize information technology; the Company's ability to refinance the Company's indebtedness; the Company's ability to consummate transactions and integrate newly acquired contracts into the Company's operations; availability, terms and deployment of capital; the amount of net operating losses, if any, the Company may utilize in any year and the ability of Steamboat Industries LLC and its subsidiary to control the Company's major corporate decisions. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652).


                     STANDARD PARKING CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
          (in thousands, except for share and per share data)

                                                June 30,     December
                                                  2005       31, 2004
                                              -----------  -----------
                  ASSETS                      (unaudited)
Current assets:
  Cash and cash equivalents                       $8,718      $10,360
  Notes and accounts receivable, net              34,754       34,608
  Prepaid expenses and supplies                    2,965        2,330
                                              -----------  -----------
Total current assets                              46,437       47,298

Leaseholds and equipment, net                     15,576       16,481
Long-term receivables, net                         6,400        7,317
Advances and deposits                              1,705        1,816
Goodwill                                         118,367      118,342
Intangible and other assets, net                   3,623        3,848
                                              -----------  -----------

Total assets                                    $192,108     $195,102
                                              ===========  ===========

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $25,334      $26,107
  Accrued and other current liabilities           22,691       25,794
  Current portion of long-term borrowings          3,406        3,512
                                              -----------  -----------
Total current liabilities                         51,431       55,413

Long-term borrowings, excluding current
 portion                                         101,724      106,238
Other long-term liabilities                       21,649       18,111
Convertible redeemable preferred stock,
 series D                                              1            1

Common stockholders' equity:
  Common stock, par value $.001 per share;
   12,000,100 shares authorized; 10,219,138
   shares issued and outstanding                      10           10
  Additional paid-in capital                     189,741      193,565
  Accumulated other comprehensive income              11          116
  Accumulated deficit                           (171,998)    (178,352)
  Treasury stock, at cost, 27,338 shares            (461)           -
                                              -----------  -----------
Total common stockholders' equity                 17,303       15,339
                                              -----------  -----------

Total liabilities and common stockholders'
 equity                                         $192,108     $195,102
                                              ===========  ===========

                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    (in thousands, except for share and per share data, unaudited)

                        Three Months Ended        Six Months Ended
                      -----------------------  -----------------------
                        June 30,    June 30,      June 30,   June 30,
                          2005        2004          2005       2004
                      -----------------------  -----------------------
Parking services revenue:
   Lease contracts       $39,140     $37,120      $77,867     $72,241
   Management contracts   23,315      21,575       45,132      42,448
                      -----------  ----------  -----------  ----------
                          62,455      58,695      122,999     114,689
   Reimbursement of
    management
    contract expense      84,903      82,207      167,435     169,928
                      -----------  ----------  -----------  ----------
Total revenue            147,358     140,902      290,434     284,617

Cost of parking services:
   Lease contracts        35,330      33,549       70,701      65,973
   Management contracts    9,578       9,025       18,757      17,144
                      -----------  ----------  -----------  ----------
                          44,908      42,574       89,458      83,117
   Reimbursed management
    contract expense      84,903      82,207      167,435     169,928
                      -----------  ----------  -----------  ----------
Total cost of parking
 services                129,811     124,781      256,893     253,045

Gross profit:
   Lease contracts         3,810       3,571        7,166       6,268
   Management contracts   13,737      12,550       26,375      25,304
                      -----------  ----------  -----------  ----------
Total gross profit        17,547      16,121       33,541      31,572

General and administrative
 expenses                  9,210       8,665       18,304      17,148
Depreciation and
 amortization              1,493       1,583        2,957       3,169
Management fee-parent
 company                       -         750            -       1,500
Valuation allowance
 related to long-term
 receivables                   -           -          900           -
Non-cash stock option
 compensation expense          -       2,293            -       2,293
                      -----------  ----------  -----------  ----------

Operating income           6,844       2,830       11,380       7,462

Other expenses (income):
   Interest expense        2,463       4,168        4,847       8,543
   Interest income           (77)       (249)        (154)       (342)
   Net gain from
    extinguishment of
    debt                       -      (3,860)           -      (3,860)
                      -----------  ----------  -----------  ----------
                           2,386          59        4,693       4,341

Income before minority
 interest and income
 taxes                     4,458       2,771        6,687       3,121

Minority interest             87         145          208         242
Income tax expense           108         140          125         318
                      -----------  ----------  -----------  ----------

Net income before preferred
 stock dividends and
 increase in value of
 common stock subject
 to put/call rights        4,263       2,486        6,354       2,561

Preferred stock
 dividends                     -       3,045            -       7,243
Increase in value of
 common stock subject
 to put/call rights            -         223            -         538
                      -----------  ----------  -----------  ----------
Net income (loss)         $4,263       ($782)      $6,354     ($5,220)
                      ===========  ==========  ===========  ==========

Common Stock Data:
Net income (loss) per
 common share:
  Basic                    $0.41      ($0.24)       $0.61      ($3.23)
  Diluted                  $0.40      ($0.24)       $0.60      ($3.23)
Weighted average
 common shares
 outstanding:
  Basic               10,288,457   3,229,817   10,372,806   1,614,908
  Diluted             10,567,468   3,229,817   10,647,256   1,614,908


                     STANDARD PARKING CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    (in thousands, except for share and per share data, unaudited)

                                                    Six Months Ended
                                                  --------------------
                                                  June 30,   June 30,
                                                     2005       2004
                                                  ---------  ---------

Operating activities:
Net income (loss)                                   $6,354    ($5,220)
Adjustments to reconcile net income (loss) to net
 cash (used in) provided by operations:
  Preferred stock dividends                              -      7,243
  Increase in value of common stock subject to
   put/call rights                                       -        538
  Depreciation and amortization                      2,957      3,169
  Non-cash interest expense                              -        279
  Amortization of deferred financing costs             368        668
  Amortization of carrying value in excess of
   principal                                           (88)    (1,224)
  Non-cash stock option compensation expense             -      2,293
  Provision for losses on accounts receivable          147        418
  Valuation allowance related to long-term
   receivables                                         900          -
  Write-off of debt issuance costs                       -      2,385
  Write-off of carrying value in excess of
   principal related to the 14% senior
     subordinated second lien notes                      -     (8,207)
  Change in operating assets and liabilities        (1,156)    (6,626)
                                                  ---------  ---------
Net cash provided by (used in) operating
 activities                                          9,482     (4,284)

Investing activities:
Purchase of leaseholds and equipment                  (408)      (592)
Contingent purchase payments                          (171)      (464)
                                                  ---------  ---------
Net cash (used in) investing activities               (579)    (1,056)

Financing activities:
Net proceeds from initial public offering                -     46,966
Repurchase of common stock subject to put/call
 rights                                                  -     (6,250)
Repurchase of common stock                          (4,299)         -
Proceeds from exercise of stock options                 14          -
Proceeds from (payments on) senior credit facility  (3,800)    24,950
Payments on long-term borrowings                      (126)       (75)
Payments on joint venture borrowings                  (301)      (270)
Payments of debt issuance costs                       (118)    (1,253)
Payments on capital leases                          (1,670)    (1,081)
Repurchase of 14% senior subordinated second lien
 notes                                                   -    (57,734)
                                                  ---------  ---------
Net cash (used in) provided by financing
 activities                                        (10,300)     5,253

Effect of exchange rate changes on cash and cash
 equivalents                                          (245)      (126)
                                                  ---------  ---------

(Decrease) in cash and cash equivalents             (1,642)      (213)
Cash and cash equivalents at beginning of period    10,360      8,470
                                                  ---------  ---------

Cash and cash equivalents at end of period          $8,718     $8,257
                                                  =========  =========

Supplemental disclosures:
Cash paid during the period for:
  Interest                                          $4,535    $10,302
  Income taxes                                         268        152
Supplemental disclosures of non-cash activity:
  Debt issued for capital lease obligation          $1,405     $1,027
  Issuance of 14% senior subordinated second lien
   notes                                                 -        375


Pro Forma Net Income
(in thousands, except for per share data)

                                        Three Months     Six Months
                                            Ended           Ended
                                        June 30, 2005   June 30, 2005
                                       --------------- ---------------
                                              pro forma      pro forma
                                                  per            per
                                               share(a)       share(a)
Net income - as reported      A        $4,263   $0.40  $6,354   $0.60
   Reported income tax
    expense                   B           108    0.01     125    0.01
                                       ------- ------- ------- -------
Pre-tax income            C = A + B     4,371    0.41   6,479    0.61

      Effective income
       tax rate
       @ 30%(1)        D = - (C x 30%) (1,311)  (0.12) (1,944)  (0.18)
      Reported income
       tax expense            B           108    0.01     125    0.01
                                       ------- ------- ------- -------
   Total pro forma tax
    adjustment            E = D + B    (1,203) ($0.11) (1,819) ($0.17)

Pro forma net income      F = A + E    $3,060   $0.29  $4,535   $0.43


(a)  Weighted average common shares
    outstanding:
        Basic shares outstanding       10,288          10,373
        Effect of dilutive common
         stock options                    279             274
                                       -------         -------
        Fully diluted shares           10,567          10,647


                                   2005 Earnings Per Share
                                       Guidance Range
                                         Low    High
                                       ------- -------
Expected reportable earnings per
 diluted share for 2005                 $1.40   $1.50

   Estimated 2005 GAAP income tax
    expense                              0.06    0.10
                                       ------- -------

Pre-tax income                           1.46    1.60

   Effective income tax
    at 30% rate (1)                     (0.44)  (0.48)
                                       ------- -------
Pro forma earnings per diluted share
 for 2005                               $1.02   $1.12


(1) For pro forma guidance purposes, the statutory tax rate of 39% has been reduced to 30% based on the Company's assumed ability to use its substantial net operating loss carry-forwards to shield income for a period beyond five years. The Company's reported tax rates are expected to be substantially less than the statutory rates, due to the ability to offset future earnings against net operating loss carry-forwards. In addition, the Company's tax provision may further be affected by adjustments to its valuation allowance for its deferred tax assets. The timing of the recognition of these tax benefits may result in significant fluctuations in reported GAAP results.


Free Cash Flow
(in thousands)
                                                      Three      Six
                                                     months    months
                                                      ended    ended
                                                     June 30, June 30,
                                                       2005     2005
                                                    ------------------
Operating income                                     $6,844   $11,380
  Depreciation and amortization                       1,493     2,957
  Valuation allowance related to long-term
   receivables                                            -       900
  Income tax paid                                       (93)     (268)
  Minority interest                                     (87)     (208)
  Change in assets and liabilities                   (3,920)     (989)
  Capital expenditures and contingent purchase
   payments                                            (235)     (579)
                                                    -------- ---------
Operating cash flow                                  $4,002   $13,193
   Cash interest paid                                (1,163)   (4,535)

                                                    -------- ---------
Free Cash Flow (1)                                   $2,839    $8,658
  (Increase) decrease in cash and cash equivalents     (821)    1,642
                                                    -------- ---------
Free cash flow, net of change in cash                $2,018   $10,300

(Uses)/Sources of cash:
  Proceeds from (payments on) senior credit
   facility                                            $400   ($3,800)
  (Payments) on long-term borrowings                 (1,100)   (2,097)
  (Payments) of debt issuance costs                     (36)     (118)
  Proceeds from exercise of stock options                14        14
  (Repurchase) of common stock                       (1,296)   (4,299)

                                                    -------- ---------
Total (uses) of cash                                ($2,018) ($10,300)

----------------------------------------------------------------------

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow

                                             Six      Three    Three
                                            Months    Months   Months
                                           June 30, March 31, June 30,
                                             2005      2005     2005
                                           --------  -------  --------
 Net cash provided by operating activities  $9,482   $6,198    $3,284
 Net cash (used in) investing activities (579) (344) (235) Effect of exchange rate changes on cash
  and cash equivalents                        (245)     (35)     (210)
                                           --------  -------  --------
 Free cash flow                             $8,658   $5,819    $2,839



    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com